UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 18, 2007

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

 Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.      Material Impairments.

                Polymer Group, Inc. (the “Company”) periodically evaluates its strategic plan with respect to its portfolio of businesses in a continuing effort to maximize shareholder return and long-term value. On December 18, 2007 and December 20, 2007, the Company’s Board of Directors approved management’s  recommendations to move forward with the implementation of various strategic initiatives.  These initiatives include evaluating opportunities to restructure certain business units in the Oriented Polymers segment, and certain limited facilities in the Nonwovens segment, to optimize financial performance or, if restructuring is not likely to improve performance sufficiently, market any such business units or facilities for sale or discontinue their operations.

                Based on valuation information received associated with the potential sale of certain business units in the Oriented Polymers segment and the Board of Directors’ approval to proceed with discussions regarding a potential sale in that valuation range, as well as updated estimations of fair value for a certain facility in the Nonwoven segment, the Company expects to recognize noncash impairment charges of approximately $25 million to $35 million in the fourth quarter of fiscal 2007. These sales activities may not result in the eventual execution of a sales contract, and there can be no assurance that the Company will ultimately sell the associated business units.

                Currently, we are unable to make a good faith estimate of the range of restructuring costs, if any, associated with potential restructuring initiatives. However, once the Company determines an estimate of restructuring costs, if any, we will amend this Form 8-K accordingly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

(Registrant)

Date: December 26, 2007	By:	/s/ Willis C. Moore, III
Willis C. Moore III
Vice President, Chief Financial Officer